Exhibit 99.1

NEXSTAR MEDIA GROUP ENTERS INTO DEFINITIVE AGREEMENT

TO DIVEST TWO INDIANAPOLIS STATIONS FOR $42.5 MILLION

Agreement Marks Completion of Nexstar’s

Divestiture Plan to Secure Tribune Media Company Transaction Approvals

Total Gross Proceeds From Planned Sale of 21 Stations Amounts to $1.36 Billion

IRVING, Texas, April 8, 2019 – Nexstar Media Group, Inc. (Nasdaq: NXST) (“Nexstar”) announced today that it entered into a definitive agreement with Circle City Broadcasting I, Inc. (“CCB”), a newly-formed minority-led broadcaster controlled and owned by DuJuan McCoy for the sale of two stations in Indianapolis, WISH, the CW affiliate and WNDY, the MyNetworkTV affiliate, for $42.5 million in cash following the completion of Nexstar’s acquisition of Tribune Media.

On December 3, 2018, Nexstar and Tribune Media announced that they had entered into a definitive merger agreement whereby Nexstar will acquire all outstanding shares of Tribune Media. The recently announced definitive agreements for the station divestitures marks the completion of Nexstar’s divestiture plan to comply with the FCC local and national television ownership rules and to obtain FCC and Department of Justice (“DOJ”) approval of the proposed Nexstar / Tribune Media transaction.

The sale of the Indianapolis stations combined with Nexstar’s March 20, 2019 announcement regarding station divestitures brings the total number of stations to be sold to 21 in 16 markets for aggregate gross proceeds of $1.36 billion. Nexstar intends to use the net proceeds from the divestitures to fund the Tribune acquisition and to reduce debt. Reflecting the total anticipated net proceeds from the station divestitures, Nexstar estimates that the Company’s net leverage at the closing of the transaction will approximate 5.1x.

The planned station divestitures are subject to FCC approval, other regulatory approvals, the closing of the Nexstar / Tribune Media transaction and other customary closing conditions and are expected to be completed on, or about the time of, the closing of the Nexstar / Tribune Media transaction, which is expected later this year.

The operation of the Indianapolis stations will be managed by Mr. McCoy, who has over 30 years of experience in the local television industry and is also the owner, president and chief executive officer of Bayou City Broadcasting, LLC, one of the leading African American owned broadcast television station affiliate groups in the United States.

Perry Sook, Chairman, President and CEO of Nexstar, commented, “The proposed sale of two stations in Indianapolis marks another important step forward towards completing the Tribune Media transaction and the last piece of the divestiture component of Nexstar’s comprehensive regulatory compliance plan. We are delighted to be working again with DuJuan McCoy as the transaction announced today represents the third time that Nexstar has structured an agreement with Mr. McCoy which furthers the Federal Communications Commission’s goal of increasing television ownership diversity. Like TEGNA and Scripps, who are in aggregate acquiring 19 divestiture stations, Mr. McCoy is a seasoned broadcast professional and shares Nexstar’s commitment to supporting greater local programming and public service in the respective markets where we operate.

“Financially, the $1.36 billion of gross proceeds from the proposed station divestitures exceeds our initial estimate by approximately 36% and represents a melded multiple of approximately 10.6 times the aggregate two year average broadcast cash flow of the stations to be divested, while the cash flow to be divested, inclusive of the elimination of certain synergies, is less than those in our prior projections. As a result, our borrowings and leverage will be lower than anticipated at closing which collectively serves to reinforce our confidence that the Tribune transaction will result in approximately 46% growth in Nexstar’s average annual free cash flow in the 2018/2019 cycle to approximately $900 million, or approximately $19.50 per share. Nexstar has committed financing for the transaction and has made all required FCC and other regulatory applications, and subject to securing requisite approvals we continue to expect to complete the transaction late in the third quarter of 2019.”

BofA Merrill Lynch is acting as financial advisor and Kirkland & Ellis LLP and Wiley Rein LLP are acting as legal counsel to Nexstar Media in connection with the proposed divestitures.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 174 full power television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, Nexstar Media and Tribune Media claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, the ultimate outcome, benefits and cost savings of any possible transaction between Nexstar Media and Tribune Media and timing thereof, and future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the timing of and any potential delay in consummating the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied and the transaction may not close; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated, the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the risk that Nexstar Media fails to obtain the necessary financing arrangements set forth in the debt commitment letters delivered pursuant to the Merger Agreement, the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of Tribune Media (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, Nexstar Media and Tribune Media undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Tribune Media’s and Nexstar Media’s filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800